Exhibit 99.1

FitLife Brands Announces Second Quarter 2025 Results

OMAHA, NE – August 14, 2025 – FitLife Brands, Inc. (“FitLife” or the “Company”) (NASDAQ: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the second quarter ended June 30, 2025.

Highlights for the second quarter ended June 30, 2025 include:

●	Total revenue was $16.1 million, 5% lower than the second quarter of 2024.
●	Online revenue was $10.4 million, representing 65% of total revenue and down 7% compared to the second quarter of 2024.
●	Gross margin was 42.8% compared to 44.8% during the second quarter of 2024.
●

Net income for the second quarter of 2025 was $1.7 million compared to $2.6 million during the same period last year, with merger and acquisition related expense associated with the Irwin Naturals transaction accounting for most of the decline.

●	Basic earnings per share and diluted earnings per share were $0.19 and $0.18, respectively, compared to $0.29 and $0.27 for the second quarter of 2024.
●	Adjusted EBITDA was $3.3 million, a 13% decrease compared to the second quarter of 2024.
●

The Company ended the quarter with $10.9 million outstanding on its term loans and cash of $6.6 million (including the $5.0 million deposit related to the Irwin acquisition), or total net debt of $4.3 million.

For the second quarter ended June 30, 2025, total revenue decreased 5% to $16.1 million compared to $16.9 million during the same period last year. Online revenue for the quarter was $10.4 million, down 7% compared to the quarter ended June 30, 2024. Online revenue accounted for 65% and 66% of the Company’s total revenue during the quarters ended June 30, 2025 and 2024, respectively. Wholesale revenue remained the same, at $5.7 million, for the quarters ended June 30, 2025 and 2024.

Gross margin for the quarter ended June 30, 2025 was 42.8% compared to 44.8% during the same period in the prior year, with MRC being the primary driver of the decline.

Net income for the second quarter of 2025 was $1.7 million compared to $2.6 million during the quarter ended June 30, 2024. Basic earnings per share and diluted earnings per share were $0.19 and $0.18, respectively, compared to $0.29 and $0.27 for the second quarter of 2024. Elevated merger and acquisition-related expense relating to the Irwin acquisition accounted for most of the decline in net income and earnings per share for the second quarter of 2025 compared to the second quarter of 2024.

Adjusted EBITDA for the quarter ended June 30, 2025 was $3.3 million, a decrease of 13% compared to the same period in 2024, bringing adjusted EBITDA for the trailing twelve months to $13.4 million.

The Company ended the quarter with $10.9 million outstanding on its term loans, no outstanding balance on its line of credit, and cash of $6.6 million (including the $5.0 million deposit related to the Irwin Naturals acquisition), or total net debt of $4.3 million, equivalent to approximately 0.3x adjusted EBITDA.

Performance of Acquired Brands

One of the primary metrics used by management to evaluate the performance of the Company’s brands is contribution, a non-GAAP financial measure which management defines as gross profit less advertising and marketing expenditures. Other companies may also report contribution as a performance metric, but their definition or calculation of contribution may differ from the Company’s. Management believes that contribution, as defined by the Company, is a particularly relevant performance metric since it incorporates the gross profit associated with a specific brand or collection of brands as well as the advertising and marketing expenditures associated with the same brand or brands. With limited exceptions, other operating expense incurred by the Company is generally not allocable to a specific brand or collection of brands.

Management intends to provide this level of disclosure for acquired brands for approximately two years following a transaction, after which the performance of acquired brands will be reported as part of Legacy FitLife results. Other than for MusclePharm, the numbers in the contribution tables presented below in the body of this press release represent the performance of a collection of brands. Legacy FitLife consists of nine brands and MRC consists of three brands. These collections of brands do not meet the definition of operating segments and are not managed as such.

Legacy FitLife
(Unaudited)
	2024			2025
	Q2	Q3	Q4	Q1	Q2
Wholesale revenue	4,224	3,859	3,210	4,585	4,282
Online revenue	2,578	2,443	2,112	2,714	3,021
Total revenue	6,802	6,302	5,322	7,299	7,303
Gross profit	3,006	2,684	2,115	3,254	3,200
Gross margin	44.2%	42.6%	39.7%	44.6%	43.8%
Advertising and marketing	94	70	59	85	130
Contribution	2,912	2,614	2,056	3,169	3,070
Contribution as a % of revenue	42.8%	41.5%	38.6%	43.4%	42.0%

For the second quarter of 2025, Legacy FitLife revenue increased 7% compared to the same period last year, driven by a 17% increase in online revenue and a 1% increase in wholesale revenue.

Gross profit and contribution increased by 7% and 5%, respectively, for Legacy FitLife. Gross margin decreased slightly from 44.2% during the second quarter of 2024 to 43.8% during the second quarter of 2025. Contribution as a percentage of revenue decreased from 42.8% to 42.0% over the same time period.

Mimi's Rock (MRC)
(Unaudited)
	2024			2025
	Q2	Q3	Q4	Q1	Q2
Wholesale revenue	90	71	40	63	103
Online revenue	7,371	7,139	6,832	6,611	6,166
Total revenue	7,461	7,210	6,872	6,674	6,269
Gross profit	3,597	3,441	3,350	3,030	2,916
Gross margin	48.2%	47.7%	48.7%	45.4%	46.5%
Advertising and marketing	1,071	929	803	794	823
Contribution	2,526	2,512	2,547	2,236	2,093
Contribution as % of revenue	33.9%	34.8%	37.1%	33.5%	33.4%

For the second quarter of 2025, MRC revenue decreased 16% compared to the same period in 2024. Revenue for the largest MRC brand, Dr. Tobias, decreased 16% while revenue for the skin care brands, Maritime Naturals and All Natural Advice, declined 20% for the second quarter of 2025 compared to the same period in 2024.

For MRC, gross profit declined 19% and contribution declined 17%. Gross margin declined to 46.5% compared to 48.2% in the second quarter of 2024. Contribution as a percentage of revenue decreased to 33.4% compared to 33.9% during the second quarter of 2024.

The revenue decline for the Dr. Tobias brand is primarily due to a drop in traffic to our product listing pages, and not a decline in conversion rate. The gross margin decline is partially due to tariffs impacting the two skin care brands. Both brands were subject to a 25% tariff applied to the full product cost on the majority of the brands’ revenue during the second quarter of 2025. The gross margin for the Dr. Tobias brand declined slightly due to product mix.

MusclePharm
(Unaudited)
	2024			2025
	Q2	Q3	Q4	Q1	Q2
Wholesale revenue	1,388	1,231	1,689	658	1,311
Online revenue	1,279	1,234	1,130	1,305	1,244
Total revenue	2,667	2,465	2,819	1,963	2,555
Gross profit	977	876	747	590	788
Gross margin	36.6%	35.5%	26.5%	30.1%	30.8%
Advertising and marketing	161	94	117	174	238
Contribution	816	782	630	416	550
Contribution as % of revenue	30.6%	31.7%	22.3%	21.2%	21.5%

For the second quarter of 2025, MusclePharm revenue decreased 4% compared to the same period last year, with wholesale revenue decreasing 6% and online revenue decreasing 3%. As previously disclosed, in an effort to drive revenue growth, the Company is making targeted investments in advertising and promotion in both the wholesale and online channels. During the fourth quarter of 2024, the Company offered additional promotional incentives to certain wholesale partners in an effort to drive incremental growth for the MusclePharm brand.  The decrease in wholesale revenue that occurred during the first quarter was primarily due to one wholesale customer that took advantage of the Company’s promotional investment during the fourth quarter of 2024 without increasing their sell-through of the product, which affected their reorder volumes during the first quarter of 2025.

In mid-March 2025, the Company launched the new MusclePharm Pro Series, a collection of premium sports nutrition products, in a pilot in high-volume Vitamin Shoppe stores (consisting of approximately 60% of Vitamin Shoppe’s nationwide store base). Certain items from the MusclePharm Pro Series line will remain in Vitamin Shoppe stores beyond conclusion of the pilot. The MusclePharm Pro Series line has begun to be sold online as well as through other partners internationally.

FitLife Consolidated
(Unaudited)
	2024			2025
	Q2	Q3	Q4	Q1	Q2

Wholesale revenue	5,702	5,161	4,939	5,306	5,696
Online revenue	11,228	10,816	10,074	10,630	10,431
Total revenue	16,930	15,977	15,013	15,936	16,127
Gross profit	7,580	7,001	6,212	6,874	6,904
Gross margin	44.8%	43.8%	41.4%	43.1%	42.8%
Advertising and marketing	1,326	1,093	979	1,053	1,191
Contribution	6,254	5,908	5,233	5,821	5,713
Contribution as % of revenue	36.9%	37.0%	34.9%	36.5%	35.4%

For the Company overall, revenue decreased 5%, gross profit decreased 9%, and contribution decreased 9% compared to the second quarter of 2024. Gross margin declined to 42.8% compared to 44.8% during the second quarter last year. Contribution as a percentage of revenue decreased to 35.4% compared to 36.9% during the second quarter last year.

Acquisition of Irwin Naturals

Subsequent to the end of the second quarter, on August 8, 2025, the Company completed the acquisition of Irwin Naturals and its related affiliates. Through the asset purchase transaction under Section 363 of the US Bankruptcy Code, the Company acquired substantially all of the assets and assumed minimal liabilities of Irwin. Total consideration for the acquisition was $42.5 million. Of this amount, $35.75 million was funded using proceeds from a new term loan and revolving line of credit provided by First Citizens Bank, with the remainder funded from the Company’s available cash balances.

Management Commentary

Dayton Judd, the Company’s Chairman and CEO commented, “As previously disclosed, the second quarter of 2025 was strong for our Legacy FitLife business, but somewhat challenged for MRC. With regard to Legacy FitLife, we benefitted from a slight increase in wholesale revenue and strong growth in online revenue.

“Among our existing brands, the performance of the Dr. Tobias brand is our primary concern, primarily due to reduced session counts on Amazon. However, once customers get to the brand’s product pages, they are converting at the same or higher percentages. We are focused on a number of initiatives to increase session counts, including targeted increases in advertising spend, optimizing SEO for our listings, and driving external traffic to our Amazon product pages. For many of our products, the decline in sessions started during the third quarter of 2024, and session counts have been fairly stable sequentially throughout 2025. As long as session counts continue to remain stable, the year-over-year comparison should be more favorable beginning later this year.

“With regard to MusclePharm, the efforts of our sales team continue to bear fruit. We continue to gain new distribution for a number of products, including the RTDs. Wholesale revenue for this brand is somewhat lumpy, so quarter-to-quarter wholesale revenue may not accurately reflect our progress. Monthly wholesale revenue for MusclePharm in July was the highest it has ever been since we bought the brand.

“Last, we are very excited about Irwin Naturals. For the trailing twelve months as of June 30, 2025, adjusting for the loss of distribution in Costco’s U.S. stores in early 2025, Irwin generated revenue of approximately $60 million at a gross margin of approximately 35%. We expect to generate improved gross margins over time as we increase the percentage of revenue generated from online sales and as we focus on making our supply chain more efficient.

“Irwin’s SG&A for the trailing twelve months as of June 30, 2025 was approximately $14.5 million. As previously announced, we expect annual SG&A to be approximately $1.5 million lower based on the number of employees rehired by FitLife as part of the transaction. And we expect to identify further cost-savings opportunities as we become more familiar with Irwin’s operations.

“Irwin has an incredible brand with strong distribution. And we are equally excited about the Irwin team and are delighted to welcome them to the FitLife family. We look forward to updating our investors on Irwin’s progress during our third quarter earnings call.”

Earnings Conference Call

The Company will hold an investor conference call on Thursday, August 14, 2025 at 4:30 pm ET. Investors interested in participating in the live call can dial (833) 492-0064 from the U.S. and provide the conference identification code of 759665. International participants can dial (973) 528-0163 and provide the same code.

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets more than 250 different products primarily online, but also through domestic and international GNC® franchise locations as well as through various retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward-looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs, and the Company’s ability to service its debt. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

	June 30, 2025	December 31, 2024
	(Unaudited)
ASSETS:
CURRENT ASSETS
Cash and cash equivalents	$1,530	$4,468
Restricted cash	55	52
Accounts receivable, net of allowance of doubtful accounts of $19 and $41, respectively	2,488	1,626
Inventories, net of allowance for obsolescence of $78 and $100, respectively	11,722	11,074
Deposit for Irwin acquisition	5,000	-
Prepaid expense and other current assets	1,382	923
Total current assets	22,177	18,143

Property and equipment, net	81	75
Right of use asset	367	412
Intangibles, net of amortization of $162 and $152, respectively	26,285	26,235
Goodwill	13,116	13,022
Deferred tax asset	821	644
TOTAL ASSETS	$62,847	$58,531

LIABILITIES AND STOCKHOLDERS' EQUITY:
CURRENT LIABILITIES:
Accounts payable	$4,940	$4,067
Accrued expense	1,409	684
Income taxes payable	1,521	1,415
Product returns	524	564
Term loan – current portion	4,500	4,500
Lease liability - current portion	74	81
Total current liabilities	12,968	11,311

Term loan, net of current portion and unamortized deferred finance costs	6,321	8,550
Long-term lease liability, net of current portion	299	331
Deferred tax liability	2,340	2,213
TOTAL LIABILITIES	21,928	22,405

STOCKHOLDERS’ EQUITY:
Preferred stock, $0.01 par value, 10,000 shares authorized, none outstanding as of June 30, 2025 and December 31, 2024	-	-
Common stock, $0.01 par value, 120,000 shares authorized; 9,391 and 9,210 issued and outstanding as of June 30, 2025 and December 31, 2024	94	92
Additional paid-in capital	32,015	31,129
Retained earnings (accumulated deficit)	9,332	5,567
Foreign currency translation adjustment	(522)	(662)
TOTAL STOCKHOLDERS' EQUITY	40,919	36,126
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$62,847	$58,531

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(In thousands, except per share data)

(Unaudited)

	Three months ended June 30		Six months ended June 30
	2025	2024	2025	2024

Revenue	$16,127	$16,930	$32,063	$33,479
Cost of goods sold	9,223	9,350	18,285	18,612
Gross profit	6,904	7,580	13,778	14,867

OPERATING EXPENSE:
Advertising and marketing	1,191	1,326	2,244	2,554
Selling, general and administrative	2,485	2,528	4,997	5,036
Merger and acquisition related	696	24	1,028	158
Depreciation and amortization	14	27	33	63
Total operating expense	4,386	3,905	8,302	7,811

OPERATING INCOME	2,518	3,675	5,476	7,056

OTHER EXPENSE (INCOME)
Interest income	(50)	(17)	(76)	(22)
Interest expense	225	345	469	759
Foreign exchange (gain) loss	(35)	(10)	(14)	(5)
Total other expense	140	318	379	732

INCOME BEFORE INCOME TAX PROVISION	2,378	3,357	5,097	6,324

PROVISION FOR INCOME TAXES	631	729	1,332	1,536

NET INCOME	$1,747	$2,628	$3,765	$4,788

NET INCOME PER SHARE
Basic	$0.19	$0.29	$0.40	$0.52
Diluted	$0.18	$0.27	$0.38	$0.49
Basic weighted average common shares	9,389	9,196	9,301	9,196
Diluted weighted average common shares	9,961	9,900	9,944	9,862

FITLIFE BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2025 AND 2024

(In thousands)

(Unaudited)

	Six months ended June 30,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$3,765	$4,788
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33	63
Allowance for doubtful accounts	(22)	1
Allowance for inventory obsolescence	(22)	(93)
Stock-based compensation	206	203
Amortization of deferred financing costs	21	19
Changes in operating assets and liabilities:
Accounts receivable - trade	(809)	(480)
Inventories	(507)	(641)
Deferred tax asset	(177)	110
Prepaid expense and other current assets	(450)	770
Right-of-use asset	46	45
Accounts payable	828	1,064
Income taxes payable	26	830
Lease liability	(41)	(53)
Accrued expense	641	21
Product returns	(15)	(41)
Net cash provided by operating activities	3,523	6,606

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash deposit paid for Irwin acquisition	(5,000)	-
Purchase of property and equipment	(29)	(10)
Net cash used in investing activities	(5,029)	(10)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on term loans	(2,250)	(4,750)
Proceeds from exercise of stock options	682	-
Net cash used in financing activities	(1,568)	(4,750)

Foreign currency impact on cash	139	(9)

CHANGE IN CASH AND RESTRICTED CASH	(2,935)	1,837
CASH AND RESTRICTED CASH, BEGINNING OF PERIOD	4,520	1,898
CASH AND RESTRICTED CASH, END OF PERIOD	$1,585	$3,735

Supplemental cash flow disclosure
Cash paid for income taxes	$1,934	$517
Cash paid for interest, net of amounts capitalized	$458	$761

Non-GAAP Measures

The financial presentation below contains certain financial measures not in accordance with GAAP, defined by the SEC as “non-GAAP financial measures”, including EBITDA and adjusted EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in this Quarterly Report in accordance with GAAP.

As presented below, EBITDA excludes interest, foreign exchange gains and losses, income taxes, and depreciation and amortization. Adjusted EBITDA excludes—in addition to interest, foreign exchange losses, taxes, depreciation and amortization—stock-based compensation and merger and acquisition related expense. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation below allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.

	For the three months ended June 30,		For the six months ended June 30,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income	$1,747	$2,628	$3,765	$4,788
Interest expense	225	345	469	759
Interest income	(50)	(17)	(76)	(22)
Foreign exchange (gain) loss	(35)	(10)	(14)	(5)
Provision for income taxes	631	729	1,332	1,536
Depreciation and amortization	14	27	33	63
EBITDA	2,532	3,702	5,509	7,119
Non-cash and non-recurring adjustments
Stock-based compensation	99	101	206	203
Merger and acquisition related	696	24	1,028	158
Adjusted EBITDA	$3,327	$3,827	$6,743	$7,480